Cytokinetics, Incorporated

280 East Grand Avenue

South San Francisco, CA 94080

January 24, 2017	VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn: Dorrie Yale

RE:	Cytokinetics, Incorporated
Registration Statement on Form S-3
File No. 333-215147

Acceleration	Request
Requested Date: January 25, 2017
Requested Time: 4:00 P.M. Eastern Time

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the undersigned registrant hereby requests that the Securities and Exchange Commission take appropriate action to cause the above-referenced Registration Statement on Form S-3 to become effective on January 25, 2017, at 4:00 p.m., Eastern Time, or as soon thereafter as is practicable.

Very truly yours,

Cytokinetics, Incorporated

/s/ Sharon A. Barbari
Sharon A. Barbari Executive Vice President, Finance, Chief Financial Officer and Secretary

cc:	Michael E. Tenta, Cooley LLP
J. Carlton Fleming, Cooley LLP